Exhibit 99.3

The new Article 2 Section 10 shall read as follows:

Section 10. Lead Director. At the meeting hereinafter referred to for the election of officers, or at such other times as may be appropriate, if the Board of Directors elects a Chairman of the Board who is an officer of the Bank, the Board, in its discretion, may elect a Lead Director. The Lead Director shall be an “independent director” as defined by the pertinent legal and/or regulatory standards applicable at the time. The Lead Director shall serve as Chairman of the Governance and Nominating Committee, and shall have such other powers and duties as the Board may prescribe.